UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2022

NewLake Capital Partners, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-56327	83-4400045
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization)		Identification No.)

27 Pine Street
Suite 50
New Canaan, CT 06840
(Address of principal executive offices) (Zip Code)

(203) 594-1402
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 6, 2022, NLCP Operating Partnership LP (the “Operating Partnership”), the operating partnership of NewLake Capital Partners, Inc. (the “Company”), entered into a loan and security agreement (the “Loan and Security Agreement”) with a commercial federally regulated bank, as a lender and as agent for lenders that become party thereto from time to time (the “Agent”). The Loan and Security Agreement matures on May 6, 2027. The Loan and Security Agreement includes the following, among other features:

Revolving Facility: The Loan and Security Agreement provides, subject to the Accordion Feature described below, $30.0 million in aggregate commitments for secured revolving loans (“Revolving Facility”), the availability of which is based on a borrowing base consisting of fee-owned real properties that satisfy eligibility criteria specified in the Loan and Security Agreement and the lease income thereunder which are owned by certain subsidiaries of the Operating Partnership. The value of the borrowing base is 50% of the aggregate acquisition costs and improvement costs of the Operating Partnership (or its subsidiary that owns the real property) with respect to the properties included in the borrowing base, which is subject to revaluation upon the occurrence of an event of default under the Loan and Security Agreement, in which case the value of the borrowing base will be 65% of the appraised value of the properties based on appraisals obtained by the Agent.

Accordion Feature: The Loan and Security Agreement also allows the Company, subject to certain conditions, to request additional revolving incremental loan commitments such that the Revolving Facility may be increased to a total aggregate principal amount of up to $100.0 million, subject to the payment of an upfront fee of seventy-five (75) basis points of the amount of the commitment increase.

Prepayment Penalty and minimum usage requirements: Revolving Facility loans under the Loan and Security Agreement may be voluntarily prepaid and re-borrowed, subject to a 1% prepayment fee for the first twelve months of the facility and, commencing on November 6, 2022, an unused line fee rate of 0.25% per annum if the average daily use of the Revolving Facility is less than 35% of the committed amount.

Interest rate: Borrowings under the Loan and Security Agreement bear interest at (i) a fixed rate of 5.65% for the first three years of the Revolving Facility, followed by (ii) a variable rate based upon the greater of (a) the Prime Rate quoted in the Wall Street Journal (Western Edition) (“Base Rate”) plus an applicable margin of 1% and (b) 4.75%. The Loan and Security Agreement is subject to certain liquidity and operating covenants and includes customary representations and warranties, affirmative and negative covenants and events of default.

Credit Support and Collateral: Pursuant to the Continuing and Unconditional Guaranty (the “Guaranty”), obligations of the Operating Partnership under the Loan and Security Agreement are guaranteed by the Company and by subsidiaries of the Operating Company that own real estate included in the borrowing base (the “Subsidiary Guarantors”).

Pursuant to the Loan and Security Agreement and a Pledge and Security Agreement entered into by the Subsidiary Guarantors, obligations of the Operating Partnership under the Loan and Security Agreement are secured by (i) operating accounts of the Operating Partnership into which lease payments under the real property included in the borrowing base are paid, (ii) the equity interest of the Subsidiary Guarantors, (iii) the real estate included in the borrowing base and the leases and rents thereunder, and (iv) all personal property of the Subsidiary Guarantors.

Financial Covenants: The Loan and Security Agreement includes the following financial covenants.

●	Minimum liquidity: The Company, the Operating Partnership and the Subsidiary Guarantors are required to have at all times at least $1 million in unrestricted cash.

●
Debt Service Coverage Ratio: The Operating Partnership is required to maintain a minimum debt service coverage ratio of 1.50:1.00, which is determined on a quarterly basis based on the EBITDA and debt service of the Operating Partnership and its subsidiaries for the prior four quarters.

The foregoing description of each of the Loan and Security Agreement, the Guaranty and the Pledge and Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan and Security Agreement, the Guaranty and the Pledge and Security Agreement, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2022.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth above under Item 1.01 are incorporated herein by reference in this Item 2.03.

Item 7.01 - Regulation FD Disclosure

On May 9, 2022, the Company issued a press release announcing the entry into the Loan and Security Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 - Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1	Press release, dated May 9, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 11, 2022
NEWLAKE CAPITAL PARTNERS, INC.

	By:	/s/ David Weinstein
David Weinstein Chief Executive Officer